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                                                                   Exhibit 23.20

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 9, 1999, with respect to the financial statements of Cable Systems, Inc. and Fanch Narragansett CSI Limited Partnership, the consolidated financial statements of North Texas Cablevision, Ltd. and our report dated March 10, 1999 for the financial statements of Spring Green Communications, L.P. included in the Amendment No. 1 to Registration Statement on Form S-4 and related Prospectus of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation for the registration of $2,075,000,000 Senior Notes and Senior Discount Notes.

                                                               /s/ Shields & Co.

Englewood, Colorado
February 8, 2001